Exhibit 21.1

LAKELAND BANCORP, INC.

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation
Lakeland Bank	New Jersey chartered bank
Lakeland NJ Investment Corporation (wholly owned subsidiary of Lakeland Bank)	New Jersey
Lakeland Investment Corporation (wholly owned subsidiary of Lakeland NJ Investment Corporation)	Delaware
Lakeland Bancorp Capital Trust I	New Jersey
Lakeland Bancorp Capital Trust II	New Jersey
Lakeland Bancorp Capital Trust III	New Jersey
Lakeland Bancorp Capital Trust IV	New Jersey